Exhibit 99.1

G&K Services Reports Fiscal 2004 Fourth Quarter and Total Year Results;
           Thirty-Fifth Consecutive Year of Revenue Growth;
             Fourth Quarter Earnings Exceed Expectations

    MINNEAPOLIS--(BUSINESS WIRE)--Aug. 17, 2004--G&K Services, Inc. (Nasdaq:GKSRA), today reported revenue for the fourth quarter ended July 3, 2004 of $193.3 million, up 7.6 percent over the $179.6 million reported in the fiscal fourth quarter last year. Fourth quarter results included an extra week of operation. Excluding this week, revenues were consistent with the prior-year period.
    Earnings per diluted share totaled $0.45 for the quarter, an increase of 21.6 percent over $0.37 during the prior-year period. Fourth quarter earnings were stronger than the company's previous guidance due to ongoing operational initiatives and greater expense leverage from the extra week. Earnings for the quarter reflect a number of previously announced unusual items including a transfer of production within the company's manufacturing facilities, the extra week of operation and a tentative settlement of a wage and hour dispute under California regulations. The net earnings effect of these items was slightly positive for the quarter.
    Revenue for fiscal 2004 totaled $733.4 million versus $705.6 million last year, a 3.9 percent increase. Excluding the extra week, full-year revenues were up 2.0 percent. Full-year earnings per diluted share were $1.69 compared to $1.63 last year.
    "Fiscal 2004 represented a year of positive change for G&K," said Richard Marcantonio, G&K's president and chief executive officer. "We executed a well-planned CEO transition and established a new executive management team. This team, in conjunction with the entire organization, made great strides to enhance the company's leadership position in the market."

    Income Statement Review

    Fourth quarter revenue from G&K's rental business increased to $187.3 million, up 7.9 percent over the prior-year period. The company's organic industrial rental growth rate was approximately negative 2.5 percent in the fourth quarter, consistent with expectations. The organic industrial rental growth rate is calculated using industrial rental revenue adjusted for foreign currency exchange rate differences, revenue from newly acquired locations and an extra week recorded in the current quarter compared to prior-period results. Direct sale revenue was $6.0 million during the quarter, consistent with the prior-year quarter.
    Gross margin from rental operations for the quarter was 37.6 percent compared to 36.3 percent in the prior-year quarter. Gross margin for the quarter reflected a strong improvement in merchandise costs and significant fixed cost leverage from the extra week of operation, partially offset by higher energy and employee benefit costs, lost margin from lower employment levels within our customer base and expenses associated with a transfer of production within the company's manufacturing facilities. Gross margin from direct sales was
20.8 percent compared to 26.8 percent in the prior-year period. The reduction resulted primarily from changes in product mix and increased merchandise costs.
    Selling, general and administrative expenses were 22.4 percent of consolidated revenue, up from 21.7 percent in the same period last year. The increase was attributed primarily to the pre-tax charge of approximately $1.25 million for the tentative settlement of a wage and hour dispute under California regulations. Fourth quarter selling, general and administrative expenses as compared to the third quarter were up due to the wage and hour dispute pre-tax charge, increased sales expenses related to sales force expansion initiatives and other personnel related costs.
    "Our positive fourth quarter results represent the continuation of strategies we've pursued to deliver sustainable margin expansion and position the company for accelerated organic revenue growth," Marcantonio said. "As we discussed last quarter, we have begun to put more emphasis on restoring revenue growth in our business. We continue to execute on a plan to grow our new account sales force while maintaining focus on penetrating existing account relationships and increasing customer retention levels. As of the end of the fourth quarter, we have driven a double-digit percentage increase in our new account sales force since the beginning of the calendar year. Additionally, the add versus lost uniform wearers within our customer base, which has been negative for more than three years, was neutral during the quarter. While this is a positive sign, we will continue to monitor overall employment growth."

    Balance Sheet and Cash Flow Review

    The company's balance sheet is strong. Efforts to maximize working capital efficiency and prudent capital spending have generated solid cash flow and will continue to support greater returns on invested capital. The company's debt to total capitalization dropped to 32.9 percent compared to 39.8 percent last year.
    The company also reported strong cash flow for the year. Cash flow from operations totaled $96.3 million. Free cash flow, which is cash provided by operating activities less capital expenditures, was $78.9 million for the year compared to $65.5 million during the prior-year, an increase of 20.5 percent. Capital expenditures for the year were $17.3 million compared to $31.4 million in the prior-year period as the company continues to prudently manage its strategic investments.
    The company has utilized the excess free cash flow to fund acquisition activities and reduce debt. Consequently, interest expense for the year was down 12.6 percent compared to the prior-year primarily due to a $42.8 million reduction of total debt.

    Outlook

    "During fiscal 2004, we accomplished our primary goals of establishing momentum in our operating income margin and strengthening the management foundation of the company," Marcantonio said. "Looking ahead to fiscal 2005, we'll put much of our energy toward reestablishing growth across our business. We'll support this effort with an expanded new account sales team, more robust marketing programs and continued focus on cross-selling initiatives. Accelerating top-line growth will generate significant leverage across the business and further position the company to deliver greater operating income margins."
    The company anticipates fiscal 2005 first quarter revenue to be in the range of $179.0 million to $182.0 million and earnings per diluted share to be between $0.42 and $0.44. The revenue guidance represents a modest improvement in the company's organic growth rate and the earnings guidance reflects the company's ongoing efforts to improve operational efficiency offset by investments in additional sales staff and enhanced marketing programs.

    Conference Call Information

    The company will conduct a conference call today beginning at 10:00 a.m. Central Time. The call will be web cast and can be accessed through the web site www.gkservices.com (on the Investor Relations page, click on the webcast icon and follow the instructions). A replay of the call will be available through September 14, 2004.

    Safe Harbor for Forward-Looking Statements

    The Private Securities Litigation Reform Act of 1995 (the "Act") provides companies with a "safe harbor" when making forward-looking statements as a way of encouraging them to furnish their shareholders with information regarding expected trends in their operating results, anticipated business developments and other prospective information. Statements made in this press release concerning our intentions, expectations or predictions about future results or events are "forward-looking statements" within the meaning of the Act. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. Given that circumstances may change, and new risks to the business may emerge from time to time, having the potential to negatively impact our business in ways we could not anticipate at the time of making a forward-looking statement, you are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
    Some of the factors that could cause actual results or events to vary from stated expectations include, but are not limited to, the following: unforeseen operating risks; the effects of overall economic conditions and employment; fluctuations in costs of insurance and energy; acquisition integration costs; the performance of acquired businesses; preservation of positive labor relationships; competition, including pricing, within the corporate identity apparel and facility services industry; and the availability of capital to finance planned growth. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2003.

    About G&K Services, Inc.

    Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in corporate identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 130 processing facilities and branch offices, serving more than 160,000 customers.



CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries

                                 For the Three        For the Twelve
                                  Months Ended         Months Ended
                               ------------------- -------------------
                                July 3,  June 28,   July 3,  June 28,
                                 2004      2003      2004      2003
(U.S. Dollars, in thousands,     (14       (13       (53       (52
 except per share data)          weeks)    weeks)    weeks)    weeks)
----------------------------------------------------------------------
Revenues
  Rental operations            $187,277  $173,544  $708,708  $681,693
  Direct sales                    6,003     6,073    24,739    23,895
----------------------------------------------------------------------
   Total revenues               193,280   179,617   733,447   705,588
----------------------------------------------------------------------
Operating Expenses
  Cost of rental operations     116,842   110,480   448,131   426,564
  Cost of direct sales            4,754     4,445    18,899    17,939
  Selling and administrative     43,357    38,919   158,034   154,471
  Depreciation and
   amortization                  10,018     9,711    39,346    37,695
----------------------------------------------------------------------
   Total operating expenses     174,971   163,555   664,410   636,669
----------------------------------------------------------------------
Income from Operations           18,309    16,062    69,037    68,919
  Interest expense                3,052     3,493    11,966    13,691
----------------------------------------------------------------------
Income before Income Taxes       15,257    12,569    57,071    55,228
  Provision for income taxes      5,798     4,902    21,687    21,539
----------------------------------------------------------------------
Net Income                       $9,459    $7,667   $35,384   $33,689
----------------------------------------------------------------------
  Basic weighted average
   number of shares
   outstanding                   20,793    20,618    20,710    20,585
Basic Earnings Per Common
 Share                            $0.45     $0.37     $1.71     $1.64
----------------------------------------------------------------------
  Diluted weighted average
   number of shares
   outstanding                   21,042    20,645    20,900    20,691
Diluted Earnings Per Common
 Share                            $0.45     $0.37     $1.69     $1.63
----------------------------------------------------------------------
Dividends per share             $0.0175   $0.0175   $0.0700   $0.0700



                CONSOLIDATED CONDENSED BALANCE SHEETS
                 G&K Services, Inc. and Subsidiaries

                                                    July 3,   June 28,
(U.S. dollars, in thousands)                         2004      2003
----------------------------------------------------------------------
ASSETS
Current Assets
  Cash and cash equivalents                         $26,931   $11,504
  Accounts receivable, net                           71,058    69,839
  Inventories                                        94,476    95,853
  Prepaid expenses                                   14,902    14,848
----------------------------------------------------------------------
         Total current assets                       207,367   192,044
----------------------------------------------------------------------

Property, Plant and Equipment, net                  240,609   250,757
Other Assets                                        354,771   336,005
----------------------------------------------------------------------
                                                   $802,747  $778,806
----------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities
  Accounts payable                                  $20,511   $20,228
  Accrued expenses                                   76,470    62,327
  Deferred income taxes                               7,395     9,941
  Current maturities of long-term debt               24,018    14,430
----------------------------------------------------------------------
         Total current liabilities                  128,394   106,926
----------------------------------------------------------------------

Long-Term Debt, net of current maturities           184,305   236,731
Deferred Income Taxes                                38,256    32,185
Other Noncurrent Liabilities                         26,369    22,695
Stockholders' Equity                                425,423   380,269
----------------------------------------------------------------------
                                                   $802,747  $778,806
----------------------------------------------------------------------



           CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                 G&K Services, Inc. and Subsidiaries

                                                     For the Twelve
                                                       Months Ended
                                                   -------------------
                                                    July 3,  June 28,
                                                     2004      2003
(U.S. dollars, in thousands)                         (53       (52
                                                     weeks)    weeks)
----------------------------------------------------------------------
Operating Activities:
  Net income                                        $35,384   $33,689
  Adjustments to reconcile net income to net cash
   provided by operating activities -
  Depreciation and amortization                      39,346    37,695
  Deferred income taxes                               1,300     4,636
  Tax benefit of employee stock options                 492        60
  Amortization of deferred compensation -
   restricted stock                                     937       990
  Changes in current operating items, exclusive of
    acquisitions                                     14,243    16,635
  Other assets and liabilities                        4,565     3,208
----------------------------------------------------------------------
Net cash provided by operating activities            96,267    96,913
----------------------------------------------------------------------
Investing Activities:
  Property, plant and equipment additions, net      (17,349)  (31,403)
  Acquisition of business assets and other          (26,527)  (90,139)
----------------------------------------------------------------------
Net cash used for investing activities              (43,876) (121,542)
----------------------------------------------------------------------
Financing Activities:
  Proceeds from debt financing                      195,569   178,464
  Repayments of debt financing                     (236,598) (151,667)
  Cash dividends paid                                (1,459)   (1,455)
  Sale of common stock                                5,218       655
----------------------------------------------------------------------
Net cash provided by (used for)  financing
 activities                                         (37,270)   25,997
----------------------------------------------------------------------
Increase  in Cash and Cash Equivalents               15,121     1,368
Effect of Exchange Rates on Cash                        306       150

Cash and Cash Equivalents:
  Beginning of period                                11,504     9,986
----------------------------------------------------------------------
  End of period                                     $26,931   $11,504
----------------------------------------------------------------------




    CONTACT: G&K Services, Inc., Minneapolis
             Jeffrey L. Wright, 952-912-5500
             or
             Glenn L. Stolt, 952-912-5500